EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

RC Hotels (Virgin Islands), Inc.
St. Thomas, Virgin Islands

We consent to the incorporation by reference in the registration statements (Nos. 333-209389, 333-200420 and 333-200718) on Form S-3 and (No. 333-204705) on Form S-8 of Ashford Hospitality Prime, Inc. of our report dated February 26, 2016, with respect to the balance sheet of RC Hotels (Virgin Islands), Inc., as of December 31, 2014, and the related statements of operations, shareholder’s equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Ashford Hospitality Prime, Inc. dated December 15, 2015 and filed February 26, 2016.

/s/ BDO USA, LLP
Dallas, Texas
February 26, 2016